UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2011

ETERNAL IMAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18889	20-4433227
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

28800 Orchard Lake Road, Suite 130, Farmington, MI	48334
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number including area code: (248) 932-3333

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02 – Termination of a Material Definitive Agreement

On February 16, 2010, the Registrant and Matthews International Corporation (“Matthews”) had entered into a Letter of Understanding (the “LOU”) wherein Matthews became a licensee of certain of the registrant’s products. Matthews is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Their memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.

Certain disputes have arisen between the parties regarding the LOU and its provisions and the parties’ rights and obligation thereunder. Accordingly, the parties have agreed to terminate the LOU. This agreement has been memorialized in a Settlement Agreement and Mutual Release (the “Agreement”) dated May 26, 2011. An originally and fully executed copy of the Agreement was delivered to the Registrant on or about June 14, 2011.

The principal terms of the Agreement are:

(1)

Matthews paid the Registrant $25, 000;

(2)

The parties mutually released each other from any rights or obligations that may have existed under the Agreement; and

(3)

Although the Agreement is terminated, Matthews may market the Registrant’s products that it has in its inventory without any obligation to the Registrant during what the Agreement defines as a “Sell-off Period”. After the Sell-off period, Matthews must destroy the unsold inventory. The Sell-off period is for a term of one year from the date oif the Agreement.

The Settlement Agreement and Mutual Release is attached hereto as Exhibits 10.1 and incorporated by reference herein.

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SECTION 9 – FINANCIAL STATEMENTS and EXHIBITS

Item 9.01(D)    Exhibits

Exhibit Number	Description
10.1	Settlement Agreement and Mutual Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ETERNAL IMAGE, INC.

Date: June 20, 2011	By: /s/ Clint Mytych
Clint Mytych
Chief Executive Officer, Chief Financial Officer and Chairman